Discotech.mp3 (1m 4s)
1 speaker (Speaker 1)


Speaker 1: Hi, my name is Ian Chen, co-founder and CEO of Discotech. We're the Open Table for nightlife. We built our mobile app to make it easier and more transparent for people to go out. You can use our app to get information and access to the hottest clubs in your city, and even make VIP table reservations directly through the app. One of our most useful features is our events tab, which lets you browse different events by date. See something you like and you can use the app to purchase pre-sale tickets in no time at all. Discotech is number one place to go to find the lowest priced tickets to all of your favorite nightlife events and shows. For our most cost conscious customers, Discotech makes it easier than ever to save money and get free early bird admission to different nightlife venues. Just find the event you want and RSVP to the guest list with a few clicks on your phone. We are currently live in nine cities and growing. Please be sure to check us out.

Speaker 1: Thanks.